UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2012

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2828 N. Harwood St., 15th Floor Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

(214) 999-7552

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 20, 2012, the parties applied for preliminary approval of a proposed settlement of the purported class action and shareholders’ derivative complaints pending against MoneyGram International, Inc. (the “Company”), Thomas H. Lee Partners L.P. (“THL”), The Goldman Sachs Group, Inc. (“Goldman”) and each of the Company’s directors captioned In re MoneyGram International, Inc. Shareholder Litigation, C.A. No. 6387-VCL (the “Action”). The terms of the proposed settlement are set forth in a Stipulation and Agreement of Compromise and Settlement entered into on July 19, 2012 and are subject to preliminary and final approval by the Court of Chancery of the State of Delaware (the “Court”).

The Stipulation provides for a settlement payment of $10.0 million, to be distributed pro rata to certain shareholders, net of any attorneys’ fees awarded by the Court. The Company, THL, Goldman, the Company’s directors and other parties have agreed to share financial responsibility for funding the settlement payment as follows: (i) the Company will contribute $3.5 million; (ii) the Company’s insurer will contribute $2.75 million under the Company’s director and officer liability policy; (iii) THL and the individuals nominated by THL as directors of the Company (the “THL Directors”) will waive all future rights to receive cash or equity compensation from the Company for services by the THL Directors or any other directors nominated by THL, and the Company will contribute $2.0 million toward the settlement payment in recognition of such waiver; (iv) Goldman has agreed to waive reimbursements of $1.0 million of legal fees and expenses associated with the Company’s 2011 recapitalization (the “Recapitalization”), and the Company will contribute this amount toward the settlement payment; and (v) other parties with rights related to the Recapitalization have agreed to waive reimbursement of $750,000 of legal fees and expenses, and the Company will contribute this amount toward the settlement payment.

The Stipulation includes a release of claims with respect to the allegations in the Action or relating to the Recapitalization. The parties have asked the Court to set a hearing to consider final approval of the settlement and entry of judgment. If the settlement is approved, the Action will be dismissed with prejudice on the merits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By	/s/ W. Alexander Holmes
Name:	W. Alexander Holmes
Title:	Executive Vice President and Chief Financial Officer

Date: July 20, 2012